Exhibit 10.3
Valid up to December 22, 2023
TERMINATION AGREEMENT
(within the meaning of Section 7:670b(1) of the Dutch Civil Code, in conjunction with Section 7:900 of the Dutch Civil Code)

THE UNDERSIGNED:
1.Catalent Pharma Solutions GmbH, a private limited liability company incorporated under Swiss law, having its registered office in Cham, Switzerland, and maintaining a place of business at Riedstrasse 1 in (6330) Cham, Switzerland, for these purposes lawfully represented by Pascal-Emmanuel Saint-Gelais, Director (the "Employer");
and
2.Manja Boerman, residing at Lingeweg 35 in (4003 CH) Tiel, the Netherlands (the "Employee").
The Employer and the Employee are jointly referred to below as the "Parties" and separately as the "Party".
WHEREAS:
A.The Employee entered the Employer's service on December 2, 2019.
B.The Employee currently holds the position of President, Biomodalities, most recently earning a gross monthly salary of EUR 38,134.08 excluding 8% holiday allowance and other perquisites.
C.The Employer seeks to terminate the Employee's employment contract (the "Employment Contract") due to a difference of opinion (within the meaning of Section 7:669(3)(h) of the Dutch Civil Code (Burgerlijk Wetboek, the "DCC")). The Parties consulted each other several times, but have not been able to resolve the difference of opinion. Neither Party is to blame for the difference of opinion.
D.The Employer has explored the possibility of a suitable alternative position for the Employee within its organization in the reasonably foreseeable future (whether or not with additional training). However, no such position is available presently and the Employer does not expect a suitable alternative position to become available for the Employee in the short term.
E.For the reasons set out above, the Employer has taken the initiative to terminate the Employee's Employment Contract.
F.No ban on termination within the meaning of, inter alia, Section 7:670 of the DCC (or any other prohibition against termination of a similar nature and purport) applies. The Employment Contract is not terminated for urgent cause within the meaning of Section 7:678 of the DCC for which the Employee could possibly be blamed.
G.The Employer has given the Employee an opportunity to take legal advice on the termination of the Employment Contract sought by the Employer and the Employee confirms to have taken legal advice.
Initial Employer: AG AG                                 Initial Employee:

Exhibit 10.3
Valid up to December 22, 2023
H.To terminate the Employment Contract and to avoid any uncertainty or dispute about what applies to them in law, the Parties wish to mutually bind themselves to a determination of the related arrangements in this termination agreement (the "Agreement"), which the Agreement is also intended to apply, if and insofar as it should depart from the previous legal situation.
I.The Employee has an option to terminate (ontbinden) the Agreement, without giving a reason, within 14 days after the date the (legal adviser of the) Employee confirms that the Employee agrees to the Agreement. The Employer must receive the notice before the end of this 14-day period.
J.If the Employee terminates the Agreement within 14 days after the date the (legal adviser of the) Employee confirms that the Employee agrees to the Agreement, the Employer will take alternative legal steps to have the Employment Contract terminated.
HAVE AGREED AS FOLLOWS:
1.End Date

1.1    The Employment Contract will end, on the Employer's initiative, by mutual consent with effect from December 31, 2023 (the "End Date"). The Employment Contract is not terminated for urgent cause within the meaning of Section 7:678 of the DCC for which the Employee can be blamed. Nor is the Employment Contract terminated by, or at the request of, the Employee without any objections attached to its continuation of such a nature that a continuation could not reasonably be required of the Employee.
2.Salary, Final Account, Bonus, Days' Holiday, Severance, (Stock) Options and RSUs
2.1    Payment of the Employee's salary of EUR 50,392.15 (inclusive of holiday allowance, pension allowance, car allowance and all other allowances) and US allowances (i.e. Costs of Living Differential and Housing Allowance) of USD 4,530 net and paid bi-weekly, will continue until the End Date for the period in which the Employee is released from the obligation to perform work. The November 2023 and December 2023 salary will be paid as soon as possible.
2.2    Within four weeks after the End Date a final account (eindafrekening) will be drawn up and paid.
2.3    The entitlement to any MIP payments for fiscal year 2023 will be determined based on the applicable bonus scheme and will be paid in accordance with this scheme. Consequently, the Employee is not entitled to any bonus payments.

2.4    The Employer will pay the Employee a total lump sum payment of EUR 1,457,876.21 gross within four weeks after the End Date. This lump sum payment consists of the following:
(a)    The contractual severance payment of EUR 859,818 gross, as agreed upon in article 17 of the Employment Contract and the LTA Letter dated October 10, 2022;
Initial Employer: AG AG                                 Initial Employee:

Exhibit 10.3
Valid up to December 22, 2023
(b)    The remaining monthly salaries referred to as Ex-US Benefits between Parties (EUR 50,392.15 gross) for January 2024 up to and including October 2024, thus resulting in a lump sum payment of EUR 503,921.50 gross; and
(c)    Parties agreed that the Employee will be entitled to payment of 50 days' holiday which amount to EUR 94,136.71 gross.
2.5    The Employee may exercise vested option rights after the End Date in accordance with the applicable plan rules. Neither the Employer nor any of its affiliates will be liable to compensate any financial loss (including taxes, social security contributions and loss of capital gain) that the Employee may incur due to the expiry or accelerated exercise of granted options in connection with the termination of the Employment Contract. The Employer is authorized to set off any paid or pending taxes and social security contributions pursuant to statutory regulations governing the options granted to the Employee against any net payment to which the Employee Is entitled, or to recover these taxes and social security contributions from the Employee in any other wa1.6    Notwithstanding article 2.6 of this Agreement, the 885 RSUs that would have vested July 26, 2024 (RSUs of FY22-24 LTIP) will be cashed out and paid into the Employee's bank account in July 2024. Determination of the value of these RSUs will be in accordance with the Company’s vesting and settlement procedures for the FY22-24 LTIP RSUs for all active employee LTIP participants at that time.
2.6    Any payments and/or other entitlements (whether in money or in kind) are subject to any applicable taxes and social security contributions pursuant to statutory regulations.
3.Performance of Work
3.1    With effect from 24 April 2023 the Employee has been released from the obligation to perform work until the End Date. While released from the obligation to perform work, the Employee will remain available until the End Date to provide any information and to answer any questions the Employer may require.
3.2        While released from the obligation to perform work, the Employee will no longer have access to the Employer's intranet and/or email accounts and/or any other internal Employer's access.
3.3    After the End Date, the Employee will refrain from posing as an employee of the Employer in any way, including on, but not limited to, social media.
4.Legal Costs
4.1    The Employer is prepared to make a contribution towards the Employee's cost of legal assistance up to a maximum of EUR 24,000 excluding VAT and including other (office) expenses, but only insofar as the Employee does not have legal expenses insurance (rechtsbijstandverzekering). The Employer will make payment directly to the Employee after receiving a fee statement, to that end, addressed to the Employee.
5.Insurances
Initial Employer: AG AG                                 Initial Employee:

Exhibit 10.3
Valid up to December 22, 2023
5.1    As of the End Date, the participation of the Employee in all other, collective or otherwise, insurances and/or schemes in which the Employee participates by virtue of the Employment Contract with the Employer will end.
6.Return of Property and Illness
6.1    The Employee will return to the Employer all documents and property made available within the framework of the Employee's position, (including, but not limited to, the laptop, mobile telephone, and any other electronic devices), in good condition . The Employer will liaise with the Employee to facilitate the return of such company property, most likely using the services of a third-party courier provider. The Employer's contact person is Paul Edwards (T: +1 732 208 0121; E: Paul.edwards@catalent.com). Additionally, the Employer will facilitate that the Employee's US phone number (732-540-2945) will be transferred to the Employee.
6.2    In the event of occupational disability, the Employee is expected to cooperate with examinations by the occupational health and safety service (Arbodienst) and to comply with the rules and instructions issued by the Arbodienst and/or the Employer. The Employee must provide the Employer with all information that must be provided to the Employer or to the Employee Insurance Administration Agency (UWV) pursuant to the Dutch Sickness Benefits Act (Ziektewet) or the Dutch Work and Income (Capacity for Work) Act (Wet WIA). If the Employee does not consent to the provision of medical data to the Employer, the Employee, nevertheless, must provide this data to the company medical officer or to the physician andauthorized representative. The Employee must fulfil all obligations ensuing from the Sickness Benefits Act and/or the Work and Income (Capacity for Work) Act. The obligations referred to in this article will continue to apply after the End Date if and insofar as the Employee is, and remains, incapacitated for work and receives sickness benefit. The aforementioned obligations will cease to apply as soon as the Employee is fully recovered, unless the Employee becomes incapacitated for work anew within four weeks after the initial recovery.
7.    Testimonial and references
7.1    The Employer is prepared to provide the Employee with a positive testimonial on the End Date at the latter's request. If contacted for that purpose, the Employer will provide positive references on the Employee solely at the latter's explicit request.
8.    Post-Contractual Obligations
8.1    The post-contractual obligations set out in the Employment Contract, including, but not limited to the confidentiality obligation, will continue to apply in full after the End Date. The non- competition obligations under article 12 paragraph 1, sub paragraph a., b., c., and d. of the Employment Contract, will be waived effective the End Date. The penalty clause included in the Employment Contract will continue to apply in full after the End Date.
9.     Communication and Confidentiality
9.1    The Parties will consult each other, in good time, about whether and, if so, how the termination of the Employment Contract is to be communicated internally and/or externally.
Initial Employer: AG AG                                 Initial Employee:

Exhibit 10.3
Valid up to December 22, 2023
9.2    The Parties will maintain absolute confidentiality vis-à-vis third parties regarding the substance of the Agreement, unless they are required by law to provide information. In that event, the Parties will consult each other about this in advance.
9.3    The Parties mutually undertake to refrain from making statements concerning each other to third parties that could be detrimental to their respective legitimate interests.
10.     Miscellaneous
10.1    For the period up to and including July 30, 2024, during which the Employee resides in the US, the Employer will assist with the visa-related obligations applicable to the Employee as needed. If the Employee leaves the US before July 30, 2024, this arrangement will terminate by operation of law per the date the Employee leaves the US. This arrangement will in any case terminate by operation of law on July 30, 2024. The Employee will inform the Employer when she will leave the US. The Employer's contact person is Paul Edwards (T: +1 732 208 0121; E: Paul.edwards@catalent.com).
10.2    For the period up to and including July 30, 2024, during which the Employee resides in the US, the Employer will pay the Employee's US healthcare plan for as long as she needs it. If the Employee leaves the US before July 30, 2024, this arrangement will terminate by operation of law per the date the Employee leaves the US. This arrangement will in any case terminate by operation of law on July 30, 2024. The Employee will inform the Employer when she will leave the US. The Employer's contact person is Paul Edwards (T: +1 732 208 0121; E: Paul.edwards@catalent.com).
10.3    The Employer will compensate all shipping costs of furniture to the Netherlands and return flights to the Netherlands of the Employee and her partner in accordance with the Employer's relocation policy. The Employer will provide the Employee with the contact of the moving company. The Employer's contact person is Paul Edwards (T: +1 732 208 0121; E: Paul.edwards@catalent.com).
10.4    The Employer will pay costs/penalties addressed to the Employee related to the termination of the rental contract, insurances and housing in the US. The Employer will pay the penalty of USD 14,500 related to termination of the rental contract within 7 days upon receipt of the documentation confirming the amount of the penalty.
10.5    The Employee is entitled to the lease deposit of USD 10,875. In case the lease deposit is paid into a bank account of the Employer instead of the Employee, the Employer will transfer the lease deposit of USD 10,875 to the Employee's US bank account.
10.6    Subject to Employee's continued full cooperation (e.g. provide wage slips and other information to the tax advisor, etc.), the Employer will secure for the Employee (i) continued tax equalization, including the final year of living in the US, and (ii) continuation of compensation tax assistance from Deloitte for taxes related to the US and the Netherlands and the years 2022 to 2024.
11.Reflection Period
Initial Employer: AG AG                                 Initial Employee:

Exhibit 10.3
Valid up to December 22, 2023
11.1    After the expiry of the reflection period referred to in Section 7:670b(2) of the DCC, the Parties explicitly waive any rights they may have to nullify, terminate, amend or cancel (te vernietigen, te ontbinden, te wijzigen of op te zeggen) the Agreement in full or in part, or to cause the Agreement to be nullified, terminated, amended or cancelled in full or in part.
12.Validity, Full and Final Discharge, Applicable Law
12.1    The Agreement contains the entire agreement and all arrangements made between the Parties and supersedes all prior agreements, arrangements, undertakings and statements made by the Parties. The purpose of the arrangements laid down in the Agreement is to terminate the Employee's Employment Contract in its entirety and to terminate any and all other legal relationships in existence between the Parties.
12.2    Should any provision of the Agreement be invalid, the remaining provisions will continue in full effect. In that event, the Parties will replace the invalid provision by a valid provision, in keeping with the purpose and scope of the Agreement, in such a manner that the new provision differs as little as possible from the invalid provision.
12.3    Any refusal or suspension of, or cuts in, benefit payments under social insurance legislation do not invalidate the Agreement. The Employer is not liable for the risks associated with the "fictitious notice period" (fictieve opzegtermijn). The Employer will cooperate in the Employee's application for unemployment benefit, if any, but disclaims any liability for the Employee's inability to obtain such benefit in full or in good time.
12.4    After the obligations set out above have been fulfilled, the Employer (and its affiliates) and the Employee will have no further obligations to each other based on the Employment Contract between them, its termination, the manner in which it is terminated, the RSUs and (stock) option agreement, bonus entitlements, or on any other basis, and the Parties will grant each other full and final discharge and waive any claim, right or action.
12.5    This Agreement is governed by Dutch law. This Agreement qualifies as a settlement agreement within the meaning of Sections 7:900 et seq. of the DCC. Amendments to the Agreement are valid only if agreed in writing between the Parties.

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Initial Employer: AG AG                                 Initial Employee:

Exhibit 10.3
Valid up to December 22, 2023